Exhibit 23.1


DANIEL B. ENG
e-mail:  eng@barteleng.com

                                February 11, 2003



Board of Directors
Alternative Technology Resources, Inc.
33 Jewell Court
Portsmouth, NH  03801

         Re:      Common Stock of Alternative Technology Resources, Inc.
                  ------------------------------------------------------

Dear Gentlemen:

     We have acted as counsel to Alternative Technology Resources, a Delaware corporation (the "Company"), in connection with the registration of 3,000,000 shares of the Company's Common Stock offered under options pursuant to the Company's 2002 Stock Option Plan (the "Plan") and 4,000,000 shares of the Company's Common Stock offered under the Stock Option Agreement with Jeffrey S. McCormick (together, the "Shares") under the Securities Act of 1933, as amended (the "Securities Act"), all further described in the Company's registration statement on Form S-8 filed under the Securities Act (the "Registration Statement").

     For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed to be relevant. In conducting our examination, we assumed without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to me as originals, the conformity to all original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assume that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

     Our opinion is limited solely to matters set forth herein. We express no opinion as to the law of any other jurisdiction other than the laws of the State of California and the laws of the United States.



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February 11, 2003
Page 2



     Based upon the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the Prospectus, which is a part of the Registration Statement (the "Prospectus"), and the Prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof, and (iii) the Company receives, to the extent applicable, the considerations set forth under the Plan and stock option agreements, we are of the opinion that the Shares to be issued under the Plan and stock option agreements will be legally issued, fully paid and non-assessable.

     We hereby consent in writing to the use of our opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

                                   Sincerely,


                                   /S/ BARTEL ENG & SCHRODER

                                   BARTEL ENG & SCHRODER

SMD:llp